UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  12/29/2010

Strategic Storage Trust, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-53644

MD	32-0211624
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

111 Corporate Drive, Suite 120, Ladera Ranch, California 92694
(Address of principal executive offices, including zip code)

(877) 327-3485
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.    Regulation FD Disclosure

       On December 30, 2010, Strategic Storage Trust, Inc. (the "Registrant") issued a press release regarding the acquisition described below in Item 8.01. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K. Pursuant to the rules and regulations of the Securities and Exchange Commission, such exhibit and the information set forth therein is deemed to have been furnished and shall not be deemed to be "filed" under the Securities Exchange Act of 1934.

Item 8.01.    Other Events

Acquisition of Las Vegas VI Property

        As reported earlier, on November 24, 2010, the Registrant, through a wholly-owned subsidiary of the Registrant's operating partnership, entered into a purchase and sale agreement with an unaffiliated third party for the acquisition of a self storage facility located in Las Vegas, Nevada (the "Las Vegas VI property"). On December 29, 2010, the Registrant closed on the purchase of the Las Vegas VI property.

        The Registrant purchased the Las Vegas VI property for a purchase price of $4.0 million, plus closing costs and acquisition fees. The Registrant's advisor, Strategic Storage Advisor, LLC, earned a total of $100,000 in acquisition fees in connection with the acquisition of this property. The Registrant funded this acquisition using net proceeds from its initial public offering.

        The Las Vegas VI property is an approximately 740-unit self storage facility that sits on approximately 3.2 acres and contains approximately 94,000 rentable square feet of self storage space. The Las Vegas VI property is located at 2025 N. Rancho Drive, Las Vegas, Nevada. It was constructed in 2006.

        The Registrant purchased the property through a judicial foreclosure proceeding. The Registrant has been advised by local counsel that, although the court ordered that the original property owner (the "borrower") would have no right of redemption, pursuant to Nevada law, the borrower may still have the right to elect to redeem the property during a one-year period following the date the property is sold at foreclosure. Should the borrower elect to redeem the property prior to October 26, 2011, which is one year following the foreclosure sale, the Registrant may be obligated to return the property to the borrower, provided certain other conditions are met. Although the borrower may have a right to redeem, the Registrant believes that it is highly unlikely that this will occur.

        The Registrant's portfolio now includes 45 wholly-owned properties in 15 states and Canada.

Potential Acquisition of the London - Ontario Properties

        On December 22, 2010, the Registrant, through a wholly-owned subsidiary of the Registrant's operating partnership, executed a purchase and sale agreement with an unaffiliated third party (the "London - Ontario Purchase Agreement") for the acquisition of two self storage facilities located in London - Ontario, Canada (the "London - Ontario properties"). The purchase price for the London - Ontario properties is approximately $15.7 million, plus closing costs and acquisition fees. The Registrant expects this acquisition to close in the first quarter of 2011 and to fund such acquisition with net proceeds from its initial public offering.

        The London - Ontario I property is an approximately 660-unit self storage facility that sits on approximately 4.3 acres and contains approximately 68,000 rentable square feet of self storage space. The London - Ontario I property is located at 677 Wharncliffe Road South, London, Ontario - Canada. It was constructed in 2010.

       The London - Ontario II property is an approximately 610-unit self storage facility that sits on approximately 3.7 acres and contains approximately 57,000 rentable square feet of self storage space. The London - Ontario II property is located at 556 Wonderland Road North, London, Ontario - Canada. It was constructed in 2009.

       Pursuant to the London - Ontario Purchase Agreement, the Registrant would be obligated to purchase the London - Ontario properties only after satisfactory completion of agreed upon closing conditions. The Registrant will decide whether to acquire the London - Ontario properties generally based upon:

- satisfactory completion of due diligence on the property and the seller of the properties;

- satisfaction of the conditions to the acquisition in accordance with the purchase agreement; and
- no material adverse changes relating to the properties, the seller of the properties or certain economic conditions.

        There can be no assurance that the Registrant will complete the acquisition of the London - Ontario properties. In some circumstances, if the Registrant fails to complete the acquisition, it may forfeit up to $300,000 in earnest money on the London - Ontario properties.

       Other properties may be identified in the future that the Registrant may acquire prior to or instead of the London - Ontario properties. Due to the considerable conditions to the consummation of the acquisition of the London - Ontario properties, the Registrant cannot make any assurances that the closing of the London - Ontario properties is probable.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits
99.1        Press Release Announcing the Acquisition of the Las Vegas VI Property

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Strategic Storage Trust, Inc.

Date: December 30, 2010	By:	/s/ Michael S. McClure
Michael S. McClure
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
EX-99.1	Press Release